                                                                       EXHIBIT 7

                        AUTOMATIC AND FACULTATIVE YEARLY
                      RENEWABLE TERM REINSURANCE AGREEMENT

                                     between

                         PARAGON LIFE INSURANCE COMPANY
                               ST. LOUIS, MISSOURI
                   (hereinafter called the "CEDING COMPANY")

                                       and

                       MEROPOLITAN LIFE INSURANCE COMPANY
                               NEW YORK, NEW YORK
                      (hereinafter called the "REINSURER")

             This Reinsurance Agreement is Effective January 1, 2002


ARTICLE      TABLE OF CONTENTS                                                                     PAGE
-------      ------------------                                                                    ----
    I        Definitions                                                                              2
   IA        Automatic Coverage                                                                       3
   II        Facultative Provisions                                                                   4
  III        Yearly Renewable Term Premiums                                                           5
   IV        Experience Refund Provision                                                              6
    V        Self Administration                                                                      7
   VI        Reserves                                                                                 8
  VII        Dac Tax Regulation                                                                       9
 VIII        Errors and Omissions                                                                    10
   IX        Expense of Original Contract                                                            11
    X        Changes in Retention and Recapture Privileges                                           12
   XI        Terminations and Reductions                                                             13
  XII        Reinstatements, Exchanges, Extended Term and Reduced Paid-Up Insurance                  14
 XIII        Liability                                                                               15
  XIV        Claims                                                                                  16
   XV        Arbitration                                                                             17
  XVI        Insolvency                                                                              18
 XVII        Right to Inspect                                                                        19
XVIII        Duration of Reinsurance Agreement                                                       20
  XIX        General Provisions                                                                      21
   XX        Execution of Reinsurance Agreement                                                      23

         EXHIBIT

    A    Retention Schedule
    B    Policy Plans Reinsured
    C    Premiums and Allowances
    D    Limits
    E    Statement Specifications
    F    Sample Policy Exhibit

                              REINSURANCE AGREEMENT

THIS REINSURANCE AGREEMENT (the "Reinsurance Agreement"), is made between Paragon Life Insurance Company, a Missouri insurance company (the "CEDING COMPANY") and Metropolitan Life Insurance Company, a New York insurance company (the "REINSURER")

Reinsurance required by the CEDING COMPANY will be ceded to the REINSURER as described in the terms of this Reinsurance Agreement.

This Reinsurance Agreement constitutes the entire agreement between the parties with respect to the business being reinsured hereunder and there are no understandings between the parties other than as expressed in this agreement.

Any change or modification to this agreement is null and void unless made by amendment to this agreement and signed by both parties.

                                    ARTICLE I

                                   DEFINITIONS

As used herein, the following terms shall have the following respective meanings:

"Reinsurance Effective Date" shall be January 1, 2002.

The term "Policy" contained herein shall refer collectively to an individual policy or group certificate.

"Spouse Term Rider" shall refer to term coverage provided to a spouse in connection with a Policy.

"Waiver of Monthly Deductions Benefits" shall mean any benefits payable in connection with a Policy for which the premium is waived.

                                   ARTICLE IA

                               AUTOMATIC COVERAGE

A. Reinsurance hereunder will be ceded automatically by the CEDING COMPANY to the REINSURER on a first dollar quota-share basis with the CEDING COMPANY retaining l00% up to their maximum retention. The REINSURER's percentage of participation in each risk ceded will be as shown in Exhibit D.

B. The CEDING COMPANY will cede and the REINSURER will automatically accept reinsurance if all of the following conditions are met for each life:

        1. The CEDING COMPANY has retained 100% of each Policy, up to its limit of retention as shown in Exhibit A, unless the CEDING COMPANY's retention with respect to a particular life is already full.

        2. The amount does not exceed the automatic binding limits shown in Exhibit D.

        3. The CEDING COMPANY has not made facultative application for reinsurance of the current or prior applications on the same life to the REINSURER or any other reinsurer.

        4. The risk is underwritten according to established standards agreed upon by CEDING COMPANY and REINSURER. 5. The Plan is listed in Exhibit B.

C. The CEDING COMPANY will cede and the REINSURER will accept Spouse Term Rider coverage above the CEDING COMPANY retention established in Exhibit A.

D. The CEDING COMPANY will retain all Waiver of Monthly Deductions Benefits and premiums there-on.

The CEDING COMPANY will cede coverage on the above basis in B. and REINSURER will automatically accept reinsurance on coverage under any Application Supplement - Conditional Interim Coverage Agreement.

                                   ARTICLE II

                             FACULTATIVE PROVISIONS

A. The CEDING COMPANY will have the option to submit any case facultatively which it does not cede automatically under the provisions of Article I.

B. The CEDING COMPANY will send copies of the original applications, all medical reports, inspection reports, attending physician's statement and any additional information pertinent to the insurability of the risk.

C. The CEDING COMPANY will also notify the REINSURER of any underwriting information requested or received after the initial request for reinsurance is made. For policies which contain automatic increase provisions, the CEDING COMPANY will inform the REINSURER of the initial and ultimate risk amounts for which reinsurance is being requested.

D. On a timely basis, the REINSURER will submit a written decision. In no case will the REINSURER'S offer on facultative submissions be open after one-hundred twenty (120) days have elapsed from the date of the REINSURER'S offer to participate in the risk. Acceptance of the offer and delivery of the Policy according to the rules of the CEDING COMPANY must occur within one-hundred twenty (120) days of the final reinsurance offer. Unless the REINSURER explicitly states in writing that the final offer is extended, the offer will be automatically withdrawn at the end of day 120.

E. The REINSURER will not be liable for proceeds paid under the CEDING COMPANY'S conditional receipt or temporary insurance agreement for risks submitted on a facultative basis.

                                   ARTICLE III

                         YEARLY RENEWABLE TERM PREMIUMS

A. Plans of insurance listed in Exhibit B will be reinsured on the yearly renewable term basis with the REINSURER participating only in mortality risks (not cash values, loans, dividends or other features specific to permanent policies). The mortality risk shall be the net amount at risk on that portion of the Policy which is reinsured with the REINSURER. Accelerated Death Benefits shall completely settle the Policy and are therefore considered as included in the net amount of mortality risk.

B. Premiums for reinsurance will be based on the rates and allowances described in Exhibit C.

C. There will be no premium tax reimbursement. The rates in Exhibit C shall compensate for any premium tax as appropriate.

D. The reinsurance rates contained in this Reinsurance Agreement are guaranteed for one year.

                                   ARTICLE IV

                           EXPERIENCE REFUND PROVISION

This provision shall apply to Paragon Select GVUL and shall exclude special plans as documented in Exhibit B.

Reinsurance Periods equal 12 month periods beginning January 1

Claims Incurred: Death claims and interest on death claims paid plus pending and IBNR Reserves.

Earned Premium: Premium Payable plus Allowance according to Exhibit C plus Annual Retrospective Premiums

Reinsurer's Fee: Amount specified by the Reinsurer to cover their expenses and risk as determined in Exhibit C.

Experience Account (EA): Issue to Date (ITD) Claims Incurred Plus ITD Reinsurer's Fee Plus ITD Interest on the EA Minus Earned Premium

Interest on the Experience Account is determined by the Prime Rate as stated in the Wall Street Journal on the first business day of the Reinsurance Period applied to the mean value of the EA at the beginning and at the end of the Reinsurance Period. Intereste on the Annual Retrospective Premium is payable with the Annual Retrospective Premium and accrues from the midpoint of the Reinsurance Period to the date the payment is made.

Annual Retrospective Premium (Retro): This is additional premium payable either to the Reinsurer or to the Ceding company. The Retro is payable to the Reinsurer if the amount calculated as a Retro is positive. The Retro is payable to the Ceding company if the amount calculated as a Retro is negative.

For Reinsurance Periods 2002 and 2003, the Retro equals the Experience Account prior to its adjustment for the current year's Retro Minus 4% of Premium Payable for calendar year's 2002 and 2003, respectively. But, the absolute value of Retro is not to exceed the difference between cost of insurance charges (net of loads) for the reinsured portion from group policyholders during the Reinsurance Period and the Premium Payable for that period.

For Reinsurance Periods following 2003, the Retro equals the Experience Account prior to its adjustment for the current year's Retro. But, the absolute value of the Retro is not to exceed the difference between cost of insurance charges (net of loads) for the reinsured portion from group policyholders during the Reinsurance Period and the Premium Payable for that period.

Terminal Retrospective Premium: The Terminal Retrospective Premium is amount payable to the Reinsurer if the EA is negative at contract termination. The amount payable is the absolute value of the EA but not to exceed an amount determined by taking 120% of the 1980 CSO Table C ultimate annual mortality rates times the average covered face amount reinsured during the last Reinsurance Period.

Interest on the Terminal Retrospective Premium is payable with the Terminal Retrospective premium. It is determined by the Prime Rate as stated in the Wall Street Journal on the first business day following termination accruing from the end of the last Reinsurance Period to the date the Terminal Retrospective Premium is paid.

                                    ARTICLE V

                               SELF ADMINISTRATION

A. The CEDING COMPANY will administer the records for the reinsurance ceded to the REINSURER under this Reinsurance Agreement. The CEDING COMPANY will furnish monthly statements to the REINSURER which contain the following information split between Group and Ordinary Business:

        1. A list of all premiums due for the current month, identifying each Policy and explaining the reasons for each premium payment and include subtotals including first year, renewal year indication, automatic or facultative.

        2. A list of new business, terminations and changes for the current month. For new business and changes, the CEDING COMPANY must identify the Reinsurance Agreement and provide information adequate for the REINSURER to establish reserves, check retention limits and check premium calculations.

        3. Totals for inforce, new business, changes and each type of termination, as of the end of the month. "Totals" refer to the number of policies reinsured and the net amount at risk reinsured. See sample Policy Exhibit in Exhibit F.

        In addition, the CEDING COMPANY must provide the REINSURER with an inforce listing of reinsured business at least once a year. This inforce listing must contain information adequate for the REINSURER to audit its inforce records. (See Exhibit E.)

B. If the CEDING COMPANY chooses to report its reinsurance transactions via electronic media, the CEDING COMPANY shall consult with the REINSURER to determine the appropriate reporting format. Should the CEDING COMPANY subsequently desire to make changes in the data format or the code structure, the CEDING COMPANY shall communicate such changes to the REINSURER prior to the use of such changes in reports to the REINSURER.

C. The monthly statements shall be furnished to the REINSURER within thirty one (31) days following the close of each month and will be accompanied by payment of any net amount due the REINSURER or will require payment of any net amount due CEDING COMPANY. Net Amount Due is defined to be premiums less allowances less claim settlement amounts. However, individual claim settlements in excess of $500,000 for claims payable in 2002 and $750,000 for claims payable in 2003 and later shall be settled within seven (7) business days of the Reinsurer's receipt of notice of claim including information and documentation described in Article XIII of this Reinsurance Agreement, in lieu of being in the monthly net amount due. All amounts due REINSURER or receivable from REINSURER not paid within thirty one (31) days of the due date, defined as the end of the month following the Policy monthly anniversary date, will be in default.

D. The payment will accrue interest from the due date at the Prime Rate plus 2% as stated in the Wall Street Journal on January 1 prior to the due date of the net amount due when the Net Amount Due is not paid within sixty (60) days of the due date.

E. The REINSURER will have the right to terminate this Reinsurance Agreement when premiums are in default by giving ninety (90) days written notice of termination to the CEDING COMPANY. As of the close of the last day of this ninety (90) day notice period, the REINSURER'S liability for all risks reinsured under this Reinsurance Agreement will terminate. The first day of the ninety (90) day notice of termination, resulting from default as described in Section C of this Article, will be the day the notice is received in the mail by the CEDING COMPANY or if the mail is not used, the day it is delivered to the CEDING COMPANY. If all premiums in default are received within the ninety (90) day time period, the Reinsurance Agreement will remain in effect.

                                   ARTICLE VI

                                    RESERVES

The CEDING COMPANY agrees to post on its books any deficiency reserves on the coverage reinsured under this Reinsurance Agreement.

                                   ARTICLE VII

                               DAC TAX REGULATION

The CEDING COMPANY and the REINSURER hereby agree to the following pursuant to
Section 1.848-2(g)(8) of the Income Tax Regulations issued December 29, 1992, under Section 848 of the Internal Revenue Code of 1986, as amended.

        1. The term "party" will refer to either the CEDING COMPANY or the REINSURER as appropriate.

        2. The terms used in this Article are defined by reference to Treasury Regulation Section 1.848-2 in effect as of December 29, 1992. The term "net consideration" will refer to net consideration as defined in Treasury Regulation Section 1.848-2(f).

        3. The party with the net positive consideration for this Reinsurance Agreement for each taxable year will capitalize specified Policy acquisition expenses with respect to this Reinsurance Agreement without regard to the general deductions limitation of IRS Section 848(c)(I).

        4. The CEDING COMPANY and the REINSURER agree to exchange information pertaining to the amount of net consideration under this Reinsurance Agreement each year to ensure consistency. The CEDING COMPANY and the REINSURER also agree to exchange information which may be otherwise required by the IRS.

        5. The CEDING COMPANY will submit a schedule to the REINSURER by June 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer of the CEDING COMPANY stating that the CEDING COMPANY will report such net consideration in its tax return for the preceding calendar year.

        6. The REINSURER may contest such calculation by providing an alternative calculation to the CEDING COMPANY in writing. If the REINSURER does not so notify the CEDING COMPANY, the REINSURER will report the net consideration as determined by the CEDING COMPANY in the REINSURER'S tax return for the previous calendar year.

        7. If the REINSURER contests the CEDING COMPANY'S calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount. If the CEDING COMPANY and the REINSURER reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year. If the CEDING COMPANY and the REINSURER fail to reach agreement on an amount of net consideration, each party may choose to report their own determination of net consideration on their respective tax returns.

                                  ARTICLE VIII

                              ERRORS AND OMISSIONS

It is expressly understood and agreed that if failure to comply with any terms of this Reinsurance Agreement is hereby shown to be unintentional or the result of misunderstanding or oversight on the part of either the CEDING COMPANY or the REINSURER, both the CEDING COMPANY and the REINSURER shall be restored to the position they would have occupied had no such error or oversight occurred, subject always to the correction of the error or oversight.

                                   ARTICLE IX

                           EXPENSE OF ORIGINAL POLICY

The CEDING COMPANY will bear the expense of all medical examinations, inspection fees and other charges incurred in connection with the original Policy.

                                    ARTICLE X

                  CHANGES IN RETENTION AND RECAPTURE PRIVILEGES

A. If, at any time, the CEDING COMPANY changes its existing retention limits, as shown in Exhibit A, written notice of the change will promptly be given to the REINSURER.

B. The CEDING COMPANY may apply the new limits of retention to existing reinsurance and reduce and recapture reinsurance in force in accordance with the following rules:

        1. The CEDING COMPANY will notify the REINSURER of its intent to recapture at least thirty (30) days prior to any recaptures.

        2. No recapture will be made unless reinsurance has been in force ten (10) years.

        3. No recapture will be made unless the CEDING COMPANY retained its maximum limit of retention for the plan, age and mortality rating at the time the Policy was issued. No recapture will be allowed in any class of fully reinsured business or in any classes of risks for which the CEDING COMPANY established special retention limits less than the CEDING COMPANY'S maximum retention limits for the plan, age and mortality rating at the time the Policy was issued.

        4. If any reinsurance is recaptured all reinsurance eligible for recapture under the provisions of this Article must be recaptured.

C. If, at any time, CEDING COMPANY believes the rate basis on which premiums under this Reinsurance Agreement are determined is inappropriate for the business needs of the CEDING COMPANY, it has the right to recapture all business reinsured hereunder. Notice to REINSURER must be at least ninety (90) days prior to recapture.

                                   ARTICLE XI

                           TERMINATIONS AND REDUCTIONS

Terminations or reductions will take place in accordance with the following rules, in order of priority:

1. The CEDING COMPANY must keep its initial or recaptured retention on the Policy.

2. Termination or reduction of a wholly reinsured Policy will not affect other reinsurance in force.

3. A termination or reduction on a wholly retained case will cause an equal reduction in existing automatic reinsurance with the oldest Policy being reduced first.

4. A termination or reduction will be made first to reinsurance of partially reinsured policies with the oldest Policy being reduced first.

5. If the policies are reinsured with multiple reinsurers, the reinsurance will be reduced by the ratio of the amount of reinsurance in each company to the total outstanding reinsurance on the risk involved.

Whenever the amount of reinsurance on a Policy under this Reinsurance Agreement reduces to $1,000 or less, the reinsurance will be wholly recaptured.

                                   ARTICLE XII

                     REINSTATEMENT. EXCHANGES, EXTENDED TERM

                          AND REDUCED PAID-UP INSURANCE

A.      Reinstatements

        Any Policy originally reinsured in accordance with the terms and conditions of this Reinsurance Agreement by the CEDING COMPANY may be automatically reinstated with the REINSURER as long as the Policy is reinstated in accordance with the terms and rules of the CEDING COMPANY as agreed upon by the REINSURER. Any Policy originally reinsured with the REINSURER on a facultative basis which has been in a lapsed status for more than ninety (90) days must be submitted with underwriting requirements and approved by the REINSURER before it is reinstated. The CEDING COMPANY will pay the REINSURER its share of amounts collected or charged for the reinstatement of such policies.

B.      Exchanges

        Exchanges will be reinsured under this Reinsurance Agreement only if the original Policy was reinsured with the REINSURER; the amount of reinsurance under this Reinsurance Agreement will not exceed the amount of the reinsurance on the original Policy with the REINSURER immediately prior to the exchange. Premiums will be determined as follows:

        1. If any business covered under this Reinsurance Agreement is subsequently exchanged to any other plan reinsured by the REINSURER, then such business shall be reinsured at the rates as shown in the Reinsurance Agreement covering the new plan. Rates and allowances or pay percentages applicable to the new plan will be determined at point in scale based on the original Policy that is being exchanged. If the Reinsurance Agreement including the new rates requires Policy fees, then they shall also apply to the new plan.

C.      Extended Term and Reduced Paid-Up Insurance

        Changes as a result of extended term or reduced paid-up insurance will be handled like reductions.

NOTE: An original date Policy Reissue will not be treated as a continuation of the original Policy. It will be treated as a new Policy and the original Policy will be treated as Not Taken. All premiums previously paid to the REINSURER for the original Policy will be refunded to the CEDING COMPANY. All premiums will be due on the new Policy from the original issue date of the old Policy.

                                  ARTICLE XIII

                                    LIABILITY

A. This is a Reinsurance Agreement solely between the REINSURER and the CEDING COMPANY. In no instance will anyone other than the REINSURER or the CEDING COMPANY have any rights under this agreement, and the CEDING COMPANY will be and remain solely liable to any insured, Policyowner, or beneficiary under any Policy reinsured hereunder.

B. The liability for all automatic reinsurance accepted by the REINSURER under this Agreement will commence simultaneously with that of the CEDING COMPANY.

C. Liability for all reinsurance submitted facultatively to the REINSURER will commence when all of the following conditions have been met:

        1. The REINSURER'S offer has been accepted and the CEDING COMPANY has properly documented its records to reflect this acceptance, and

        2. The Policy has been delivered and paid for in accordance with the CEDING COMPANY'S procedures, and

        3. No more than one-hundred twenty (120) days have elapsed from the date of the REINSURER'S final offer unless the REINSURER explicitly states in writing that the final offer is extended for some further period of time.

D. The liability of the REINSURER for all reinsurance under this Agreement will cease simultaneously with the liability of the CEDING COMPANY and will not exceed the CEDING COMPANY'S contractual liability under the terms of its policies.

                                   ARTICLE XIV

                                     CLAIMS

A. Prompt notice of a claim must be given to the REINSURER. In every case of loss, copies of the proofs obtained by the CEDING COMPANY will be taken by the REINSURER as sufficient. Copies thereof, together with proof of the amount paid on such claim by the CEDING COMPANY will be furnished to the REINSURER when requesting its share of the claim. The REINSURER shall pay its share of all payable claims including proportionate interest on death proceeds, however, if the amount reinsured with the REINSURER is more than the amount retained by the CEDING COMPANY and the claim is contestable, all papers in connection with such claim, including all Policy forms/group certificates, underwriting and investigation papers, must be submitted to the REINSURER for its recommendation before admission of any liability on the part of the CEDING COMPANY.

B. The CEDING COMPANY will notify the REINSURER of its intention to contest, compromise, or litigate a claim. Unless it declines to be a party to such action, the REINSURER will pay its share of any settlement up to the maximum that would have been payable under the specific Policy had there been no controversy plus its share of specific expenses, except as specified below.

        If the REINSURER declines to be a party to the contest, compromise, or litigation of a claim. It will pay its full share of the amount reinsured, as if there had been no contest, compromise, or litigation, and its proportionate share of covered expenses incurred to the date it notifies the CEDING COMPANY it declines to be a party.

        In no event will the following categories of expenses or liabilities be reimbursed:

        1.      Routine investigative or administrative expenses;

        2. Salaries of employees or other internal expenses of the CEDING COMPANY or the original issuing company.

        3. Extra contractual damages, including punitive and exemplary damages.

C. If the amount of insurance changes because of a misstatement of rate classification, the REINSURER'S share of reinsurance liability will change proportionately.

D. Any benefit payable under an Accelerated Death Benefit provision or rider shall have the proportionate share of the amount at risk and any interest thereon payable by the REINSURER. The Accelerated Death Benefit is a complete settlement of the Policy.

                                   ARTICLE XV

                                   ARBITRATION

A. It is the intention of the REINSURER and the CEDING COMPANY that the customs and practices of the insurance and reinsurance industry will be given full effect in the operation and interpretation of this Reinsurance Agreement. The parties agree to act in all things with the highest good faith. If the REINSURER or the CEDING COMPANY cannot mutually resolve a dispute which arises out of or relates to this Reinsurance Agreement, however, the dispute will be decided through arbitration. The arbitrators will base their decision on the terms and conditions of this Reinsurance Agreement plus, as necessary, on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of the applicable law; there will be no appeal from their decision, and any court having jurisdiction of the subject matter and the parties may reduce that decision to judgment.

B. To initiate arbitration, either the CEDING COMPANY or the REINSURER will notify the other party by Certified Mail of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The party to which the notice is sent will respond to the notification in writing within ten (10) days of its receipt.

C. There will be three arbitrators who will be current or former officers of life insurance companies other than the contracting companies. Each of the contracting companies will appoint one of the arbitrators and these two arbitrators will select the third. If either party refuses or neglects to appoint an arbitrator within sixty (60) days, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within sixty (60) days of their appointment, each of the arbitrators will nominate three individuals. Each arbitrator will then decline two of the nominations presented by the other arbitrator. The third arbitrator will then be chosen from the remaining two nominations by drawing lots.

D. It is agreed that each of the three arbitrators should be impartial regarding the dispute and should resolve the dispute on the basis described in Section A of this Article. Therefore, at no time will either the CEDING COMPANY or the REINSURER contact or otherwise communicate with any person who is to be or has been designated as a candidate to serve as an arbitrator concerning the dispute, except upon the basis of jointly drafted communications provided by both the CEDING COMPANY and the REINSURER to inform the arbitrators of the nature and facts of the dispute. Likewise, any written or oral arguments provided to the arbitrators concerning the dispute will be coordinated with the other party and will be provided simultaneously to the other party or will take place in the presence of' the other party. Further, at no time will any arbitrator be informed that the arbitrator has been named or chosen by one party or the other.

E. The arbitration hearing will be held on the date fixed by the arbitrators. In no event will this date be later than six (6) months after the appointment of the third arbitrator. As soon as possible, the arbitrators will establish prearbitration procedures as warranted by the facts and issues of the particular case. At least ten (10) days prior to the arbitration hearing, each party will provide the other party and the arbitrators with a detailed statement of the facts and arguments it will present at the arbitration hearing. The arbitrators may consider any relevant evidence; they will give the evidence such weight as they deem it entitled to after consideration of any objections raised concerning it. The party initiating the arbitration will have the burden of proving its case by a preponderance of the evidence. Each party may examine any witnesses who testify at the arbitration bearing.

F. The cost of arbitration will be borne by the losing party unless the arbitrators decide otherwise.

                                   ARTICLE XVI

                                   INSOLVENCY

A. In the event of the Ceding Company's insolvency, any payments due the Ceding Company from the Reinsurer pursuant to the terms of this Reinsurance Agreement will be made directly to the Ceding Company or its conservator, liquidator, receiver or statutory successor. The reinsurance will be payable by the Reinsurer on the basis of the liability of the Ceding Company under the Policies reinsured without diminution because of the insolvency of the Ceding Company or because the conservator, liquidator, receiver or statutory successor of the Company has failed to pay all or a portion of any claim. The conservator, liquidator, receiver or statutory successor of the Ceding Company will give the Reinsurer written notice of the pendency of a claim against the Ceding Company on any Policy reinsured within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of any such claim, the Reinsurer may investigate such claim and interpose in the Ceding Company's name (or in the name of the Ceding Company's conservator, liquidator, receiver or statutory successor), in the proceeding where such claim is to be adjudicated, any defense or defenses which the Reinsurer may deem available to the Ceding Company or its conservator, liquidator, receiver or statutory successor. The expense thus incurred by the Reinsurer will be chargeable, subject to court approval, against the Ceding Company as a part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.

B. Any debts or credits, matured or unmatured, liquidated or unliquidated, in favor of or against either the REINSURER or the CEDING COMPANY with respect to this Reinsurance Agreement or with respect to any other claim of one party against the other are deemed mutual debts or credits, as the case may be, and will be offset, and only the balance will be allowed or paid.

                                  ARTICLE XVII

                                RIGHT TO INSPECT

The REINSURER may at all reasonable times inspect the CEDING COMPANY'S original papers, records, books, files, etc., relating to the business under this Reinsurance Agreement.

                                  ARTICLE XVIII

                        DURATION OF REINSURANCE AGREEMENT

A. This Reinsurance Agreement may be terminated as to new reinsurance at any time by either party giving ninety (90) days written notice of termination. The day the notice is mailed to the other party's Home Office, or, if the mail is not used, the day it is delivered to the other party's Home Office or to an Officer of the other party will be the first day of the ninety (90) day period.

B. During the ninety (90) day period, this Reinsurance Agreement will continue to operate in accordance with its terms.

C. The REINSURER and the CEDING COMPANY will remain liable after termination, in accordance with the terms and conditions of this Reinsurance Agreement, with respect to all reinsurance effective prior to termination of this Reinsurance Agreement.

                                   ARTICLE XIX

                               GENERAL PROVISIONS

1. Invalidity. Unless the invalidity or unenforcability of any provision or portion hereof frustrates the intent of the parties or the purpose of this Reinsurance Agreement, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions or portions hereof. In the event that such provision shall be declared unenforceable by a court of competent jurisdiction, such provision, to the extent declared unenforceable, shall be stricken. However, in the event any such provision shall be declared unenforceable due to its scope, breadth or duration, then it shall be modified to the scope, breadth or duration permitted by law and shall continue to be fully enforceable as so modified unless such modification frustrates the intent of the parties or the purpose of this Reinsurance Agreement.

2. Entire Agreement. This Reinsurance Agreement and the Exhibits hereto constitute the entire contract between the parties with respect to the reinsurance of the Policies and there are no understandings between the parties as to the reinsurance to be provided other than as expressed in this Reinsurance Agreement. Any amendment or modification hereto shall be null and void unless made by amendment to this Reinsurance Agreement and executed by all parties.

3. Governing Law. This Reinsurance Agreement shall be deemed to have been made under and governed by the laws of the State of Missouri without regard to Missouri's choice of law rules.

4. Counterparts. This Reinsurance Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Reinsurance Agreement shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties hereto.

5. No Third Party Beneficiaries. Nothing in this Reinsurance Agreement is intended or shall be construed to give any person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Reinsurance Agreement or any provision contained herein.

6. Assignment. This Reinsurance Agreement shall be binding upon and insure to the benefit of the parties hereto and their respective successors and assigns and legal representatives. This Reinsurance Agreement is not assignable except by operation of law or by mutual consent of the parties hereto.

7. Waivers. The terms of this Reinsurance Agreement may be waived only by a written instrument signed by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any right, power or privilege, nor any signed or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

8. Headings. The headings in this Reinsurance Agreement are for the convenience of reference only and shall not affect its interpretation.

9. Exhibits. Each Exhibit referred to herein is incorporated into this Reinsurance Agreement by such reference.

10. Preparation. The Reinsurance Agreement has been jointly prepared by the parties hereto and the terms hereof will not be construed in favor or against any such party by reason of its participation in such preparation.

11. Notices. All notices, requests, demands, approvals and other communications under this Reinsurance Agreement shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice or other communication shall be deemed given: (i) upon actual delivery if presented personally, (ii) on the day received if sent by prepaid telegram or telex or by facsimile transmission, or (iii) three (3) business days following deposit in the United States mail, if sent by certified, registered or express mail, postage prepaid, in each case to the following addresses:

(i) If to the Ceding Company:

Craig K. Nordyke
Executive Vice President & Chief Actuary
Paragon Life Insurance Company
100 S. Brentwood Blvd.
St. Louis, MO 63105

With a concurrent copy to:

Matthew K. Duffy
Vice President & Chief Financial Officer
Paragon Life Insurance Company
100 S. Brentwood Blvd.
St. Louis, MO 63105

(ii) If to Reinsurer

Peter Calogero
Director
Institutional Business - Finance
Metropolitan Life Insurance Company
501 Route 22
Bridgewater, NJ  08807

With a concurrent copy to

Gregg P. Hirsch
Associate General Counsel
Metropolitan Life Insurance Company
Law Department/Area 6G
One Madison Avenue
New York, New York  10010

Either party may, by notice given in accordance with this Reinsurance Agreement to the other party, designate another address or person for receipt of notices hereunder.

                                   ARTICLE XX

                       EXECUTION OF REINSURANCE AGREEMENT

In Witness of the above,

                         PARAGON LIFE INSURANCE COMPANY

                                       of

                               St. Louis, Missouri

                                       and

                       METROPOLITAN LIFE INSURANCE COMPANY

                                       of

                               New York, New York

have by their respective officers executed and delivered this Reinsurance Agreement in duplicate on the dates indicated below, with an effective date of January 1, 2002.


PARAGON LIFE INSURANCE COMPANY                          METROPOLITAN LIFE INSURANCE COMPANY

By:      /s/ Craig K. Nordyke                              By:     John T. Jordano
         -------------------------------------------               -------------------------------------
         Craig K. Nordyke

Title:   Executive Vice President & Chief Actuary          Title:  Vice President & Senior Actuary
         ----------------------------------------                  -------------------------------------

Date:    June 4, 2002                                      Date:   August 7, 2002
         -------------------------------------------               -------------------------------------